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                                                                  EXHIBIT (c)(1)


EATON CORPORATION
Eaton Center
Cleveland, OH  44114-2584
216/523-5000
FAX: 216/523-4787
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                                                                       [L O G O]



April 7, 1997



Mr. Leslie S. Levine
President and CEO
Fusion Systems Corporation
7600 Standish Place
Rockville, Maryland 20855-2798

RE:  CONFIDENTIALITY AGREEMENT

Dear Mr. Levine:

Eaton Corporation ("Eaton") and Fusion Systems Corporation ("Company") have initiated discussions regarding possible business arrangements between the Company and Eaton, including the possibility of Eaton acquiring certain ownership interests in or assets of the Company, and intend to continue with those discussions (collectively the "Discussions"). In order to protect the relative interests of Eaton and the Company, the parties hereby agree as follows:

All information heretofore or hereafter disclosed or transmitted by Eaton to the Company or its Authorized Representatives (as defined below), including, but not limited to, all written and oral financial information, marketing information, customer and supplier information, technical information, and intellectual property, and all corresponding information transmitted by the Company to Eaton or its Authorized Representatives, together with all information and all analyses, compilations, studies or other documents or records prepared by the receiving party which contain or otherwise reflect or are generated from such disclosed information (collectively "Confidential Information"), (i) shall be maintained in confidence by the receiving party, (ii) shall be protected from disclosure to others using at least the same degree of care as it normally exercises to protect its own proprietary information of a similar nature, but, in any case, using no less than a high degree of care, (iii) shall not be used in any way detrimental to the delivering party, (iv) shall not be utilized by the receiving party for any purpose other than for conducting the Discussions, and (v) shall in no event whatsoever be disclosed to any third party or entity;
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Mr. Leslie S. Levine
April 7, 1997
Page 2



provided, however, that the obligations imposed by this Agreement shall not cover disclosed or transmitted information which the receiving party can show:

(a) to have been in its possession prior to receipt from the delivering party hereunder;

(b) to have been available to the public at the time of receipt from the delivering party hereunder;

(c) became available to the receiving party or the public subsequent to receipt from the delivering party hereunder without any fault whatsoever by the receiving party or its Authorized Representatives; or

(d) was developed by the receiving party, or others, independently of and without reference to the Confidential Information.


The receiving party shall be responsible for any improper use of the Confidential Information by its Authorized Representatives. The term "Authorized Representatives" includes only those employees, officers, directors, attorneys and accountants of the receiving party who are participating in the Discussions, but excludes all other outside advisors or agents of the receiving party, unless previously authorized in writing by an officer of the delivering party.

The parties hereto agree that they will not disclose the fact that the Discussions are being conducted, any terms, conditions or other facts regarding the Discussions or the status thereof unless the parties agree to such disclosure or unless otherwise required by law.

It is further agreed that, if the opinion of counsel, either party is required to disclose Confidential Information or the Discussions in or before any court, governmental agency or tribunal they may disclose such information to the extent so required. In the event the receiving party is required by law, regulation or court order to disclose any of the Confidential Information or the Discussions, the receiving party will promptly notify the delivering party prior to making any such disclosure in order to facilitate the delivering party seeking a protective order or other appropriate remedy from the property authority. The receiving party agrees to cooperate with the delivering party in seeking such order or other remedy. The receiving party further agrees that if the delivering party is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information or the Discussions, it will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded that Information. Notwithstanding the foregoing, disclosure of the Confidential Information or the Discussions may be made which, in the reasonable opinion of the disclosing party's counsel, is required under the Securities Act of 1933, as
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Mr. Leslie S. Levine
April 7, 1997
Page 3



amended (the "1933 Act") or the Securities Exchange Act of 1934, as amended (the "1934 Act"), or by applicable stock exchange rules and regulations, and then only after the disclosing party shall first give the other party an opportunity to review and comment, if done in a timely fashion, on the proposed disclosure and the basis therefor, and the disclosing party shall consider in good faith the other party's comments relating thereto and reflect any such reasonable comments in such disclosure.

At the request of either party or if either of the parties should terminate the Discussions, all Confidential Information and other information which a party involved herein has obtained from the other shall be returned promptly, and all memoranda, notes and other material prepared by or for the parties based on or reflecting any Confidential Information will be destroyed promptly, and such destruction shall be certified in writing to the delivering party by the person authorized to supervise such destruction. Any oral Confidential Information will continue to be held subject to the terms of this Agreement. Notwithstanding the above, one copy of the Confidential Information and all such memoranda, notes and other material based on Confidential Information may be retained in the law department of the receiving party for archival purposes which shall remain subject to the terms of this Agreement.

Except as modified by a formal agreement between Eaton and the Company the foregoing obligations which are imposed by this Agreement shall remain in effect for a period of three (3) years from the date hereof, regardless of whether or not any business arrangement is consummated.

The parties will not initiate any communications concerning the Discussions with any employee or customer, supplier, or distributor of the other party (other than the Chairman of the Board, the President, Chief Financial Officer, Senior Vice President, or any other officer or manager designated by the other party) without the other party's prior written consent.

For a period of three (3) years from the date hereof the parties agree not to solicit for hire as an employee or independent contractor any person who is at that time employed by the other party who becomes known to a party as a result of the Discussions; provided, however, that this provision shall not prevent hiring any such person who responds to an advertisement or to a non-directed search inquiry or who makes an unsolicited contract for employment.

Unless specifically approved in advance by the Company, for the period commencing on the date hereof and ending on the date three years from the date hereof, Eaton, its affiliates, representatives and agents will not (a) acquire, announce an intention to acquire, offer to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, any interest in any securities or assets of the Company or rights, warrants or options to acquire any securities or assets of the Company (other than ordinary course commercial dealings), (b) make or participate in, directly or indirectly, alone or in concert with others, any
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Mr. Leslie S. Levine
April 7, 1997
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solicitation of proxies from the stockholders of the Company, become a participant in any election contest with respect to the Board of Directors of the Company, solicit or execute any written consent in lieu of a meeting of holders of voting securities of the Company or seek to have called any meeting of the stockholders of the Company, (c) propose or seek to effect alone or in concert with any other person, any business combination transaction, restructuring, recapitalization or similar transaction with respect to the Company or any tender offer, takeover bid or exchange offer for any securities of the Company or (d) announce an intention to do any of the actions restricted under clauses (a) through (c) of this paragraph. The foregoing provisions of this paragraph do not apply to purchases of Company securities by any Eaton pension or other retirement fund, provided that such purchases shall not have been specifically requested or directed by Eaton. Nothing in this paragraph shall prohibit discussions between Eaton, its representatives and agents and the Company, its representatives and agents pertaining to a business arrangement as described in the first paragraph of this Agreement.

This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. It is understood that each party may institute appropriate proceedings against the other party to enforce its rights hereunder. Each party acknowledges that the other party may not have an adequate remedy in the event that this Agreement is breached, and that the other party may suffer irreparable damage and injury in such event and, accordingly, the other party may be entitled to specific performance and injunctive relief as remedies for any violation. These remedies shall not be deemed to be the exclusive remedies or a violation of the terms of this Agreement but shall be in addition to all other remedies available at law or equity.

Neither party shall be deemed to have made any representation or warranty concerning the accuracy or completeness of any Confidential Information furnished by it to the other party, except to the extent that such a representation or warranty may be expressly set forth later in a definitive agreement between the parties. Unless and until a definitive agreement regarding a business arrangement has been executed, neither party will be under any legal obligation with respect to a business arrangement by virtue of this Agreement except for the express undertakings set forth herein.

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law provisions thereof.

This Agreement constitutes the entire understanding between the parties hereto as to the Confidential Information and other covenants herein and merges all prior discussions between them relating thereto.

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Mr. Leslie S. Levine
April 7, 1997
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If the foregoing represents an acceptable description of the confidentiality agreement between Eaton and the Company, please execute your acceptance on both copies of this letter, and return one to me at the above address.


EATON CORPORATION



By  /s/ Brian R. Bachman
    -------------------------------
    Brian R. Bachman
    Senior Vice President - Semiconductor and
         Specialty Systems



FUSION SYSTEMS CORPORATION



By   /s/Leslie S. Levine
     ------------------------------
     President and Chief
     Executive Officer


Date  April 9, 1997